                                                                   EXHIBIT 10.21


                                MERGER AGREEMENT


                                      AMONG


                                 SEKIDENKO, INC.
                                  ("SEKIDENKO")


                                 DR. RAY R. DILS
                        (AS THE "PRINCIPAL SHAREHOLDER")


                        ADVANCED ENERGY INDUSTRIES, INC.
                          (AS THE "PARENT CORPORATION")


                                       AND


                           MERCURY MERGER CORPORATION
                              (AS THE "MERGER SUB")








                               DATED JULY 21, 2000

                                TABLE OF CONTENTS

                                                                                   Page

PARTIES ..............................................................................1


RECITALS .............................................................................1


1.    THE MERGER......................................................................2
      1.1      Articles and Plan of Merger............................................2
      1.2      Effective Time.........................................................2
      1.3      Effect of the Merger...................................................2
      1.4      Anticipated Tax Treatment of the Merger................................3
      1.5      Anticipated Accounting Treatment of the Merger.........................3


2.    CONVERSION AND EXCHANGE OF SHARES...............................................3
      2.1      Conversion of Capital Stock of Sekidenko...............................3
      2.2      Procedures for Exchange of Certificates for Merger Shares..............3
      2.3      Merger Shares to be Escrowed...........................................4
      2.4      Merger Sub's Capital Stock.............................................4


3.    CLOSING.........................................................................4
      3.1      Date, Time and Place of Closing........................................4
      3.2      Documents to be Delivered at Closing by Sekidenko......................4
      3.3      Documents to be Delivered at Closing by the Parent Corporation.........5


4.    REPRESENTATIONS AND WARRANTIES OF SEKIDENKO AND THE
      PRINCIPAL SHAREHOLDER...........................................................5
      4.1      Corporate Existence and Powers of Sekidenko............................5
      4.2      Authorizations, Enforceability and Effect of Agreement.................6
      4.3      Capital Stock of Sekidenko.............................................7
      4.4      Subsidiaries...........................................................7
      4.5      Permits and Compliance with Applicable Laws............................7
      4.6      Litigation, Orders and Judgments.......................................7
      4.7      Financial Statements...................................................7
      4.8      Tax Matters............................................................8
      4.9      Offices and Equipment..................................................8
      4.10     Insurance..............................................................8
      4.11     Material Contracts.....................................................9
      4.12     Intellectual Property..................................................9
      4.13     Compliance with Employment Laws and Labor Relations....................9
      4.14     Hazardous Substances..................................................10
      4.15     Employee Benefit Plans................................................10
      4.16     Finders...............................................................11
      4.17     Absence of Certain Changes or Events..................................11
      4.18     Relations with Major Customer.........................................11
      4.19     Books and Records.....................................................12
      4.20     Pooling of Interests; Tax Reorganization..............................12

5.    REPRESENTATIONS AND WARRANTIES OF THE PARENT CORPORATION
      AND THE MERGER SUB.............................................................12
      5.1      Corporate Existence and Powers of the Parent Corporation..............12
      5.2      Corporate Existence and Powers of the Merger Sub......................12
      5.3      Authorizations, Enforceability and Effect of Agreement................12
      5.4      Capital Stock of the Parent Corporation...............................13
      5.5      Securities Filings Made by the Parent Corporation.....................14
      5.6      Tax Matters...........................................................14


6.    COVENANTS......................................................................14
      6.1      Investigation.........................................................14
      6.2      Confidentiality.......................................................15
      6.3      Announcements.........................................................15
      6.4      Conduct of Sekidenko's Business Until Closing.........................15
      6.5      Conduct of the Parent Corporation's Business Until Closing............16
      6.6      Hart Scott Rodino Filing..............................................16
      6.7      Form S-3 Registration Statement.......................................17
      6.8      Listing Application...................................................18
      6.9      Advice of Changes.....................................................18
      6.10     Expenses Associated with the Merger...................................18
      6.11     Preparation of Audited Financial Statements of Sekidenko..............18
      6.12     No Acquisition Discussions............................................18
      6.13     Certificates..........................................................18


7.    CONDITIONS TO THE OBLIGATIONS OF THE PARENT CORPORATION AND
      THE MERGER SUB.................................................................19
      7.1      Accuracy of Representations and Warranties............................19
      7.2      Performance of Covenants..............................................19
      7.3      Consents..............................................................19
      7.4      No Change in Major Customer Relationship..............................19
      7.5      Certificate...........................................................19
      7.6      Escrow Agreement......................................................19
      7.7      HSR Act Waiting Period................................................19
      7.8      Opinion of Counsel to Sekidenko.......................................19
      7.9      Confirmation of Pooling of Interest...................................19
      7.10     Employment Agreement..................................................20
      7.11     No Dissenters.........................................................20
      7.12     Audit of Financial Statements.........................................20
      7.13     Exemption from Registration...........................................20
      7.13     Assignment of Sublicense Royalties....................................20


8.    CONDITIONS TO THE OBLIGATIONS OF SEKIDENKO AND THE PRINCIPAL
      SHAREHOLDER....................................................................20
      8.1      Accuracy of Representations and Warranties............................20
      8.2      Performance of Covenants..............................................20
      8.3      Certificate...........................................................20
      8.4      Escrow Agreement......................................................20
      8.5      HSR Act Waiting Period................................................20
      8.6      Opinion of Counsel to the Parent Corporation..........................20

9.    TERMINATION....................................................................21
      9.1      By Mutual Agreement...................................................21
      9.2      By the Parent Corporation.............................................21
      9.3      By Sekidenko..........................................................21
      9.4      Effect of Termination.................................................21


10.   GENERAL........................................................................21
      10.1     Binding Effect; Benefits..............................................21
      10.2     Survival of Representations, Warranties and Covenants.................22
      10.3     Assignment............................................................22
      10.4     Notices...............................................................22
      10.5     Entire Agreement; Amendment...........................................23
      10.6     Governing Law and Interpretation......................................23
      10.7     Arbitration...........................................................23
      10.8     Counterparts..........................................................23
      10.9     Waivers...............................................................23
      10.10    Severability..........................................................23

                                    EXHIBITS

     The following Exhibits are attached to and are incorporated by reference into this Agreement as if fully set forth herein.

     Exhibit 1.1        Form of Articles of Merger
     Exhibit 2.3        Form of Escrow Agreement
     Exhibit 3.2.3      Form of Employment Agreement
     Exhibit 7.8        Form of Opinion of Legal Counsel to Sekidenko
     Exhibit 8.6        Form of Opinion of Legal Counsel to the Parent Corporation


                                    SCHEDULES

     The following Schedules have been provided separately, but concurrently with delivery of this Agreement, by Sekidenko to the Parent Corporation and are incorporated by reference into this Agreement as if fully set forth herein.

     Schedule 2.1       List of Sekidenko Shareholders
     Schedule 4.2.4     Consents
     Schedule 4.6       Litigation, Orders and Judgments
     Schedule 4.7       Financial Statements
     Schedule 4.11      Material Contracts
     Schedule 4.12      Intellectual Property
     Schedule 4.13      Compliance with Employment Laws and Labor Relations
     Schedule 4.14      Hazardous Substances
     Schedule 4.15      Benefit Plans
     Schedule 4.16      Finders Fees
     Schedule 4.17      Changes or Events

                             INDEX OF DEFINED TERMS


Term                                              Location of Definition
----                                              ----------------------
Agreement                                         Preface
APB No. 16                                        Recital E
Applied Materials                                 Section 4.18
Articles of Merger                                Section 1.1
Benefit Plans                                     Section 4.15
Closing                                           Section 3.1
Closing Date                                      Section 3.1
Code                                              Recital D
Effective Time                                    Section 1.2
Environmental Requirements                        Section 4.14
ERISA                                             Section 4.15
Escrow Agent                                      Section 2.3
Escrow Agreement                                  Section 2.3
Exchange Price                                    Section 2.1
Exchange Ratio                                    Section 2.1.1
Form S-3 Registration                             Section 6.7
Hazardous Substances                              Section 4.14
HSR Act                                           Section 4.2.4
Material Contract                                 Section 4.11
Merger                                            Section 1.1
Merger Shares                                     Section 2.1.1
Merger Sub                                        Parties
Principal Shareholder                             Parties
Parent Corporation                                Parties
Parent Corporation's Securities Filings           Section 5.5
Sekidenko                                         Parties
Sekidenko Financial Statements                    Section 4.7
Sekidenko Intellectual Property                   Section 4.12
Sekidenko Shareholders                            Section 2.1
Surviving Corporation                             Section 1.3

                                MERGER AGREEMENT


     THIS MERGER AGREEMENT (the "AGREEMENT") is dated for reference purposes as of July 21, 2000 and is by and among the following:


                                     PARTIES

Sekidenko, Inc., a corporation duly                                ("SEKIDENKO")
incorporated under the laws of the
State of Washington having its
principal office located at:
2501 S.E. Columbia Way, Suite 230
Vancouver, Washington 98661

Dr. Ray R. Dils,                                   (the "PRINCIPAL SHAREHOLDER")
an individual residing at:
1416 N.E. 145th Avenue
Vancouver, Washington 98684

Advanced Energy Industries, Inc., a corporation       (the "PARENT CORPORATION")
duly incorporated under the laws of the
State of Delaware and having its
principal office located at:
1625 Sharp Point Drive
Fort Collins, CO 80525

Mercury Merger Corporation, a corporation                     (the "MERGER SUB")
duly incorporated under the laws of the
State of Washington and having its
principal office located at:
1625 Sharp Point Drive
Fort Collins, CO 80525


                                    RECITALS

     A. The Boards of Directors of Sekidenko and Parent Corporation each have determined that a business combination involving Sekidenko and Parent Corporation would enable each of those companies to better achieve their long-term strategic and financial objectives and, accordingly, would be in the best interest of their respective shareholders and each desires to effect the Merger (as defined herein) on the terms and subject to the conditions set forth herein.

     B. The Principal Shareholder is the record and beneficial holder of a majority of the outstanding capital stock of Sekidenko and desires to cause Sekidenko to enter into this Agreement and to consummate the transactions contemplated hereby.

     C. The Parent Corporation has caused the formation of Merger Sub for the sole purpose of effecting the Merger.

     D. The parties intend that the Merger qualify for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

     E. The parties intend that the Merger be accounted for as a pooling of interests for financial accounting purposes in accordance with Accounting Principles Board Opinion Number 16, the interpretive releases issued pursuant thereto and the pronouncements of the Securities and Exchange Commission relating thereto (collectively, "APB NO. 16").


                                    AGREEMENT

     NOW THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and, subject to the terms and conditions set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:


1.   THE MERGER.

     1.1 Articles and Plan of Merger. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 3.1, below), Sekidenko and the Merger Sub will execute Articles of Merger, including a Plan of Merger, in the form attached hereto as Exhibit 1.1 (the "ARTICLES OF MERGER"), and file such Articles of Merger with the Secretary of State of the State of Washington. Pursuant to these Articles of Merger, the Merger Sub will be merged with and into Sekidenko (the "MERGER").

     1.2 Effective Time. The Merger will become effective as of the date on which Sekidenko and the Merger Sub file the Articles of Merger with the Secretary of State of the State of Washington (the "EFFECTIVE Time").

     1.3 Effect of the Merger. The Merger shall have the effects set forth in
Section 23B.11.060 of the Washington Business Corporation Act. Pursuant to the Merger, the separate existence of the Merger Sub will cease and Sekidenko shall, for all purposes, be considered the surviving corporation (the "SURVIVING CORPORATION").

          1.3.1 The Articles of Incorporation, as amended, of Sekidenko in effect at and as of the Effective Time will be the Articles of Incorporation of the Surviving Corporation.

          1.3.2 The Bylaws of the Merger Sub in effect at and as of the Effective Time shall be the Bylaws of the Surviving Corporation.

          1.3.3 The officers and directors of the Merger Sub, as of the Effective Time, will be the officers and directors of the Surviving Corporation, and all other persons who hold or who may claim to hold any position as an officer or director of Sekidenko shall, as of the Effective Time, be deemed to have been removed from such position.

          1.3.4 The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name of and on behalf of either Sekidenko or the Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

     1.4 Anticipated Tax Treatment of the Merger. The parties intend that the Merger qualify for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code. However, no party makes any representation herein to any other party or to the shareholders of any other party as to the actual tax treatment of the Merger, except as specifically set forth in Sections 4.20, 5.6 and 5.7 of this Agreement.

     1.5 Anticipated Accounting Treatment of the Merger. The parties intend that the Merger be accounted for as a pooling of interests for financial accounting purposes in accordance with APB No. 16. However, no party makes any representation herein to any other party as to the actual accounting treatment of the Merger, except as specifically set forth in Sections 4.20, 5.6 and 5.7 of this Agreement.


2.   CONVERSION AND EXCHANGE OF SHARES.

     2.1 Conversion of Capital Stock of Sekidenko. Schedule 2.1 sets forth the record holders of all of the issued and outstanding shares of Sekidenko capital stock as of the date of this Agreement (the "SEKIDENKO SHAREHOLDERS", which term shall hereinafter also include any person who becomes a record holder of Sekidenko capital stock after the date of this Agreement prior to the Closing) and the number of shares of Sekidenko capital stock held by each of them. For purposes of this Agreement, the "EXCHANGE PRICE" shall mean the average over a 10 trading day period which ends with the fifth trading day prior to the Closing Date (as hereinafter defined) of the last sale price for shares of the Parent Corporation's common stock as publicly reported on the Nasdaq National Market.

          2.1.1 At the Effective Time, each share of Sekidenko common stock that is then issued and outstanding shall automatically be converted into the right to receive shares of the common stock of the Parent Corporation ("MERGER SHARES"), as determined by this Section 2.1. The number of Merger Shares to be exchanged for each share of Sekidenko common stock (the "EXCHANGE RATIO") shall be determined by dividing (i) $98,050,000 by (ii) the product of the Exchange Price and 500,000, provided, however, that the number of Merger Shares shall not be less than 1,500,000 nor more than 2,000,000. If the number of Merger Shares, calculated as set forth in the second sentence of this Section 2.1.1, is less than 1,500,000, then the Exchange Ratio shall be adjusted upwards so that the number of Merger Shares equals 1,500,000. If the number of Merger Shares, calculated as set forth in the second sentence of this Section 2.1.1, exceeds 2,000,000, then the Exchange Ratio shall be adjusted downwards so that the number of Merger Shares equals 2,000,000. The outstanding shares of Sekidenko common stock shall be exchanged for Merger Shares in accordance with Section 2.2.

          2.1.2 No fractional shares shall be issued to any Sekidenko Shareholder. In lieu of the issuance of any fractional shares, a Sekidenko Shareholder shall be entitled to receive a cash payment equal to the fractional share which such holder would otherwise be entitled to receive multiplied by the Exchange Price. No interest will be paid or accrued on the cash payable pursuant to this Section 2.1.2.

          2.1.3 At the Effective Time, as a result of the effectiveness of the Merger and without any further action on the part of Sekidenko or the Sekidenko Shareholders, all outstanding shares of Sekidenko common stock shall cease to be outstanding, shall be cancelled and shall cease to exist and each Sekidenko Shareholder shall thereafter cease to have any rights with respect to such shares except for the right to receive Merger Shares and cash in lieu of fractional shares in accordance with this Section 2.1.

     2.2 Procedures for Exchange of Certificates for Merger Shares. At Closing, the Parent Corporation shall deliver to the Sekidenko Shareholders: (i) one or more certificates in the name of each of the Sekidenko Shareholders for the number of Merger Shares to be issued to such Sekidenko Shareholder pursuant to
Section 2.1.1 of this Agreement, except for those Merger Shares which are to be deposited with the Escrow Agent pursuant to Section 2.3 and (ii) cash in lieu of fractional shares to be paid to the Sekidenko Shareholders pursuant to Section 2.1.2 of this Agreement. At Closing, Sekidenko shall cause each of the Sekidenko Shareholders to deliver to the Parent Corporation the stock certificate or certificates representing the shares of Sekidenko common stock held by such Sekidenko Shareholder.

     2.3 Merger Shares to be Escrowed. A stock certificate representing 10% of the Merger Shares to which each Sekidenko Shareholder would otherwise be entitled to receive in exchange for his or its Sekidenko common stock shall, in lieu of being delivered to such Sekidenko Shareholder at Closing, be delivered by the Parent Corporation to an escrow agent reasonably acceptable to the Principal Shareholder and the Parent Corporation (the "ESCROW AGENT") to be held by the Escrow Agent (or its successor as escrow agent) and dispersed in accordance with the terms of an escrow agreement among Escrow Agent, the Sekidenko Shareholders and the Parent Corporation in the form of Exhibit 2.3 hereto ("ESCROW AGREEMENT").

     2.4 Merger Sub's Capital Stock. At the Effective Time, each share of capital stock of the Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

3.   CLOSING.

     3.1 Date, Time and Place of Closing. The closing of the transactions contemplated by Section 1 hereof (the "CLOSING") will take place at the offices of Foster Pepper & Shefelman, LLP, in Portland, Oregon, at 10:00 a.m. local time, on August 18, 2000, or at such other date, time and place as Sekidenko and the Parent Corporation may mutually agree in writing ("CLOSING DATE").

     3.2 Documents to be Delivered at Closing by Sekidenko. At Closing, Sekidenko will execute and deliver and/or cause to be executed and delivered to the Parent Corporation the following instruments and other documents:

          3.2.1 the Articles of Merger duly executed by Sekidenko;

          3.2.2 the Escrow Agreement duly executed by the Escrow Agent and each Sekidenko Shareholder;

          3.2.3 a copy of an Employment Agreement by and between the Principal Shareholder and Sekidenko in the form attached hereto as Exhibit 3.2.3 duly executed by the Principal Shareholder and by Sekidenko;

          3.2.4 the closing certificate required by Section 7.5 duly executed by Sekidenko;

          3.2.5 the opinion of legal counsel to Sekidenko required by Section
     7.8 of this Agreement;

          3.2.6 the stock certificates representing all of the outstanding shares of Sekidenko common stock;

          3.2.7 a representation letter signed by each of the Sekidenko Shareholders, including any person who becomes a Sekidenko Shareholder after the date of this agreement and prior to the Closing Date, certifying that such person (a) is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933 (the "Securities Act"), (b) is acquiring the Merger Shares for himself, herself or itself and not for any other person, (c) understands that the Merger

     Shares are being issued without registration under the Securities Act and, therefore, cannot be resold or otherwise transferred without registration of such shares or availability of an exemption from registration, and (d) acknowledges that one or more legends relating to the resale restrictions may be placed on the certificates representing the Merger Shares; and

          3.2.8 written agreements from each of the Sekidenko Shareholders not to transfer or dispose of any of the Merger Shares issued to them (a) until such time as financial results have been published by the Parent Corporation that include at least 30 days of combined operations following the Effective Date and (b) in the case of each Sekidenko Shareholder who may be deemed to be an "affiliate" of Sekidenko within the meaning of Rule 145 under the Securities Act, except in accordance with such Section 145.

     3.3 Documents to be Delivered at Closing by the Parent Corporation. At Closing, the Parent Corporation will execute and deliver and/or cause to be executed and delivered to Sekidenko the following instruments and other documents:

          3.3.1 the Articles of Merger duly executed by the Merger Sub;

          3.3.2 the Escrow Agreement duly executed by the Parent Corporation and the Escrow Agent;

          3.3.3 the closing certificate required by Section 8.3 duly executed by the Parent Corporation.

          3.3.4 the opinion of legal counsel to the Parent Company required by
     Section 8.6 of this Agreement;

          3.3.5 the stock certificates representing the Merger Shares and the cash payments in lieu of any fractional shares as provided by Section 2.1.


4.   REPRESENTATIONS AND WARRANTIES OF SEKIDENKO AND THE PRINCIPAL SHAREHOLDER.

     Sekidenko and the Principal Shareholder do hereby, jointly and severally, make the following representations and warranties to the Parent Corporation and the Merger Sub as of the date of this Agreement and as of the Closing Date:

     4.1 Corporate Existence and Powers of Sekidenko and the Principal Shareholder.

          4.1.1 Sekidenko is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Sekidenko is not required to be qualified to do business as a foreign corporation in any state or other jurisdiction where the failure to be so qualified and in good standing would have a material adverse effect on the business, financial condition or results of operations of Sekidenko. Sekidenko has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein.

          4.1.2 The Principal Shareholder has the power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein.

          4.1.3 Neither Sekidenko nor the Principal Shareholder has (a) filed or had filed against it a petition in bankruptcy or a petition to take advantage of any insolvency act, (b) admitted in writing its inability to pay its debts generally, (c) made an assignment for the benefit of creditors, (d) consented to the appointment of a receiver for itself or himself or any substantial portion of its or his properties, or (e) generally committed any act of insolvency or bankruptcy.

     4.2 Authorizations, Enforceability and Effect of Agreement.

          4.2.1 The Board of Directors of Sekidenko and the Sekidenko Shareholders have duly and validly authorized the execution, delivery and performance of this Agreement by Sekidenko. All corporate actions necessary for Sekidenko to enter into this Agreement and to perform its obligations hereunder have been duly taken.

          4.2.2 Assuming that this Agreement is a valid and binding obligation of the Parent Corporation and the Merger Sub, this Agreement constitutes a valid and binding obligation of each of Sekidenko and the Principal Shareholder, fully enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws relating to creditors' rights or general principles of equity and public policy considerations.

          4.2.3 The execution, delivery and performance of this Agreement by Sekidenko and by the Principal Shareholder and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both: (a) violate the articles of incorporation, bylaws or any resolutions adopted by the board of directors or shareholders of Sekidenko, (b) violate any provision of law, statute, rule or regulation to which Sekidenko or the Principal Shareholder is subject; (c) violate any judgment, order, writ or decree of any court, arbitrator or governmental agency applicable to Sekidenko, the Principal Shareholder or the shares of Sekidenko common stock held by the Principal Shareholder; or (d) result in the breach of or a conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any new lien, security interest, charge or encumbrance upon any of the assets or other properties of Sekidenko or the shares of Sekidenko common stock held by the Principal Shareholder pursuant to any contract, agreement or instrument to which Sekidenko or the Principal Shareholder is a party or by which any of the assets or other properties of Sekidenko, the Principal Shareholder or the shares of Sekidenko common stock held by the Principal Shareholder are or may be bound or affected or from which Sekidenko derives any material benefit.

          4.2.4 No consent, authorization or approval of, or exemption by, or filing with any governmental, public or self-regulatory body or authority is required in connection with the execution, delivery and performance by Sekidenko and the Principal Shareholder of this Agreement or any of the instruments or agreements herein referred to, or the taking of any action herein contemplated, except for (a) the filing of a Premerger Notification Form to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") and termination or expiration of the waiting period relating thereto, (b) notices and filings required in order to comply with the Securities Act and any state securities or "blue sky" laws, (c) the filing of Articles of Merger with the Secretary of State of the State of Washington, and (d) the filing of a Notice of Sale of Securities on Form D with the Securities and Exchange Commission. Except as set forth on
     Schedule 4.2.4, the execution, delivery or performance of this Agreement by Sekidenko or the Principal Shareholder does not require the notification or consent of any other party to any of the Material Contracts as such term is hereinafter defined.

          4.2.5 There is no action, suit, proceeding, arbitration, investigation or hearing or notice of hearing pending or threatened against Sekidenko or the Principal Shareholder that (a) questions the validity of this Agreement or the right of Sekidenko or the Principal Shareholder to enter into this Agreement or to consummate the transaction contemplated hereby, or (b) has resulted in or, if decided adversely, might result in, an injunction or the entry of an order that would prevent or delay the consummation of the transactions contemplated by this Agreement.

     4.3 Capital Stock of Sekidenko. The authorized capital stock of Sekidenko consists of 1,000,000 shares of common stock (without par value), of which 500,000 shares are issued and outstanding, and no shares of preferred stock. Sekidenko does not have outstanding any stock subscriptions, preemptive rights, options, warrants or other rights entitling any party to acquire, directly or indirectly, (a) capital stock or other securities of Sekidenko or (b) rights to acquire capital stock or other securities of Sekidenko. All of the outstanding shares of Sekidenko common stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.

     4.4 Subsidiaries. Sekidenko does not own, directly or indirectly, any ownership or management interest in any other corporation, company, limited liability company, business trust, partnership, limited partnership, joint venture, or other entity or association, including without limitation the Parent Corporation.

     4.5 Permits and Compliance with Applicable Laws. Sekidenko has all requisite corporate power and authority, and all permits, licenses and approvals of governmental and administrative authorities, to own, lease and operate its properties and to carry on its business as presently conducted. Each of such permits, licenses and approvals is in full force and effect, and Sekidenko is in material compliance with each of them. Neither Sekidenko nor the Principal Shareholder has received any notice of any violation by Sekidenko of any laws, rules, regulations or orders applicable to Sekidenko's business or of any default in or violations of any of its permits or licenses.

     4.6 Litigation, Orders and Judgments. Except as set forth in Schedule 4.6, there are no claims, actions, suits or proceedings pending before any federal, state, municipal, foreign or other court or any governmental, administrative or self-regulatory body or agency, or any private arbitration tribunal or, to the knowledge of Sekidenko or the Principal Shareholder, threatened against, involving or otherwise directly relating to Sekidenko, its business or its properties or the shares of Sekidenko common stock held by the Principal Shareholder. Neither Sekidenko nor any officer, director, agent or employee of Sekidenko (including but not limited to the Principal Shareholder) has been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or self-regulatory body from engaging in or continuing any conduct or practice in connection with the business engaged in by Sekidenko. There is not in existence at present any order, judgment or decree of any court or other tribunal or any agency or self-regulatory body to which Sekidenko or its assets, other properties or business or the shares of Sekidenko common stock held by the Principal Shareholder are subject or by which it or they are bound.

     4.7 Financial Statements. Sekidenko's fiscal year ends on December 31st of each year. Sekidenko has provided to the Parent Corporation, true and correct copies of the unaudited balance sheets of Sekidenko as of December 31, 1998 and 1999 and unaudited statements of operations for the fiscal years then ended (the "SEKIDENKO FINANCIAL STATEMENTS"). Subject to normal adjustments which could be anticipated if such statements had been audited, which adjustments, taken as a whole, would not be material in amount or effect and except as set forth on
Schedule 4.7, the Sekidenko Financial Statements fairly present in all material respects the financial position and results of operations for Sekidenko for the periods set forth therein and were prepared in accordance with United States generally accepted accounting principles applied on a basis consistent with that of prior years. The Sekidenko Financial Statements do not reflect any items of special or nonrecurring income or any other income not earned in the ordinary course of Sekidenko's business except as expressly specified therein. The accounts receivable reflected on the Sekidenko Financial Statements and all accounts receivable arising since December 31, 1999 through the date of this Agreement arose from bona fide transactions in the ordinary course of Sekidenko's business and either will have been collected in full on or before the Closing Date or will, as of the Closing Date, be fully collectible at their face amounts (less any applicable reserves reflected in the Sekidenko Financial Statements) within ninety (90) days after the Closing Date. The notes receivable reflected on the Sekidenko Financial Statements and all notes receivable arising since December 31, 1999 through the date of this Agreement arose from bona fide advances made by Sekidenko to its employees, are evidenced by promissory notes that bear interest at a reasonable rate and have been or will be repaid in full in accordance with their terms. Except to the extent reflected or reserved against or otherwise disclosed in the Sekidenko Financial Statements, Sekidenko did not, as of the dates of the balance sheets contained therein, have any liabilities, debts or obligations of any nature required under generally accepted accounting principals to be shown or provided for in financial statements. Since December 31, 1999, Sekidenko has not incurred any liabilities, debts or obligations other than those incurred in the ordinary course of business consistent with past practices or incurred in connection with the transactions contemplated by this Agreement. Since December 31, 1999, Sekidenko has properly recorded in its books of account all items of income and expense and all other proper charges and accruals required to be made in accordance with generally accepted accounting principles and practice. Since December 31, 1999, no accounts receivable, notes receivable or other debts or obligations owed to Sekidenko have been forgiven, settled or compromised except for full consideration or except in the ordinary course of business.

     4.8 Tax Matters. Sekidenko has prepared and filed with all applicable federal, state and local governmental agencies and all applicable foreign governmental agencies, all income, gross receipts, franchise, customs, value added, employee income tax withholding, social security, Federal Insurance Contribution Act, unemployment, property, sales, use, excise and other tax returns required to be filed by Sekidenko for all periods for which the due date of such return (including any extension periods which Sekidenko is entitled to make use of) was prior to the date of this Agreement. Schedule 4.8 provides a list of all extension periods which Sekidenko has made use of, which extension periods are due to terminate following the date of this Agreement. Sekidenko has paid all taxes payable or which have become due and has accrued and properly reflected as accrued liabilities such taxes not yet due and payable but relating to the operations of its business in the periods reflected in the Sekidenko Financial Statements. Sekidenko has not executed or filed with the Internal Revenue Service or any other domestic or foreign taxing authority any agreement extending the period for assessment or collection of any taxes and is not a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted or threatened against Sekidenko for which provision has not been made in the Sekidenko Financial Statements. Complete and correct copies of the federal income tax returns of Sekidenko for the two fiscal years ended December 31, 1998 and 1999, as filed with the Internal Revenue Service, together with all related correspondence and notices, have previously been delivered to the Parent Corporation. Sekidenko is not a member of any affiliated group within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended.

     4.9 Offices and Equipment. The offices and capital equipment of Sekidenko are in good condition and repair (except for ordinary wear and tear which does not adversely affect their use) and are suitable for the uses for which they are intended.

     4.10 Insurance. Sekidenko maintains fire, casualty, product liability, workers compensation and other insurance policies issued by reputable companies with policy limits, deductibles and exclusions which are customarily carried by other companies whose size and business is similar to that of Sekidenko.

     4.11 Material Contracts. As used in this Agreement "MATERIAL CONTRACT" shall mean any agreement, contract or understanding which involves a commitment by Sekidenko in excess of $25,000.00 during the remaining term of such agreement contract or understanding (excluding any renewal periods which are at the sole discretion of Sekidenko unless Sekidenko has already exercised such renewal option or will need to decide whether or not to exercise such renewal option within 180 days of the date of this Agreement) or any other agreement, contract or understanding that is material to the conduct of Sekidenko's business.
Schedule 4.11 sets forth a complete list of all Material Contracts, and correct and complete copies of all Material Contracts have been delivered to the Parent Company prior to the date hereof. Each of the Material Contracts is valid, binding, in full force and effect and enforceable in accordance with its terms. With respect to each of the Material Contracts, there has not occurred any material default by Sekidenko or any event which, with the lapse of time or the election of any person other than Sekidenko, or any combination thereof, will become a default of Sekidenko. To the knowledge of Sekidenko or the Principal Shareholder, there has not occurred any default by any of the other parties to any of the Material Contracts or any event which, with the lapse of time or the election of any person, will become a default by any other party under any of the Contracts.

     4.12 Intellectual Property. Schedule 4.12 sets forth a correct and complete list of all patents, registered trademarks, registered copyrights and all pending applications for any of the foregoing of Sekidenko. Schedule 4.12 also sets forth all licenses, joint development agreements or other contracts or agreements to which Sekidenko is a party (either as licensor or as licensee). The items set forth on Schedule 4.12, together with all trade secrets, know-how, inventions, discoveries, designs, formulae, computer software and documentation and other proprietary information used or useful in Sekidenko's business, whether patentable or not, used by Sekidenko in its business or owned by Sekidenko and relating to its business and blueprints, drawings and other technical papers relating to such are herein referred to as the "SEKIDENKO INTELLECTUAL PROPERTY." Except as disclosed in Schedule 4.12, (a) Sekidenko owns or has the right to use all of the Sekidenko Intellectual Property to the extent necessary for the conduct by Sekidenko of its business as presently conducted;
(b) the validity of such items and the title thereto of Sekidenko have not been questioned in any litigation to which Sekidenko is a party, nor is any such litigation threatened; and (c) to the knowledge of Sekidenko and the Principal Shareholder, the conduct of Sekidenko's business as now conducted does not and will not in any manner conflict with patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights or trade secret rights of others, nor has Sekidenko received any notice or other communication claiming any such conflict. Each employee or independent contractor of Sekidenko that has provided technical services to Sekidenko has executed an Employee Intellectual Property and Non-Compete Agreement in the form provided by Sekidenko to the Parent Corporation. Sekidenko has used its best efforts to enforce the provisions of those agreements and is not aware of any person who is or has been in violation of the terms of such agreements.

     4.13 Compliance with Employment Laws and Labor Relations. Sekidenko is in compliance in all material respects with all applicable laws, rules and regulations respecting employment conditions and practices and is not liable for any material arrearages of wages or any material taxes or penalties for failure to comply with any of the foregoing. Sekidenko has not engaged in any unfair labor practice, nor has it discriminated on the basis of race, religion, age or sex, or other protected category in its employment conditions or practices. Except as set forth in Schedule 4.13, there are no: (a) unfair labor practice or race, religion, age, sex or other discrimination complaints pending or threatened against Sekidenko before any board, department, commission or agency nor does any basis exist therefor; (b) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting Sekidenko; or (c) pending or threatened union representation questions regarding the employees of Sekidenko. Sekidenko is not presently and has not at any time within the past five years been party to any union or collective bargaining agreement and has not been affected by any labor strike, dispute, grievance, controversy or other labor trouble involving its employees.

     4.14 Hazardous Substances. For purposes of this Section 4.14 "HAZARDOUS SUBSTANCES" will mean any toxic, corrosive, inflammable or ignitable substance; any flammable explosives, asbestos, radioactive materials, hazardous wastes, petroleum products including crude oil or any petroleum by-product or derivative, biological wastes, or related injurious materials, whether injurious by themselves or in combination with other materials; and any other substances defined as "hazardous materials" or "toxic substances" under federal, state or local laws applicable to Sekidenko but shall not include commercially available office cleaning or janitorial supplies. For purposes of this Section 4.14, "ENVIRONMENTAL REQUIREMENTS" shall mean all laws, regulations, ordinances or other administrative, judicial or other governmental actions, orders, requests, determinations or pronouncements which have the effect of law which relate to the protection of the environment or human health, the generation, processing, distribution, use, treatment, storage, transportation, handling or disposal of Hazardous Substances, air or water quality or emission standards that are applicable to Sekidenko.

          4.14.1 Except as set forth in Schedule 4.14, to the knowledge of Sekidenko after due inquiry and investigation:

               (a) There has not been any violation of any Environmental Requirements by Sekidenko nor has there been any third party claim or demand based upon any Environmental Requirements against Sekidenko;

               (b) Sekidenko has not disposed of, stored or used any Hazardous Substance on, nor has it transported any Hazardous Substance from, any of the real properties owned, occupied or leased by Sekidenko in violation of any Environmental Requirements;

               (c) No underground storage tanks, asbestos-containing material in any friable or damaged form or condition or materials containing polychlorinated biphenyls, landfills or surface impounds exist at any of the real properties owned, occupied or leased by Sekidenko; and

               (d) None of the real properties owned, occupied or leased by Sekidenko is contaminated by any Hazardous Substance in a manner that has given or is reasonably likely to give rise to any material liability on the part of Sekidenko.

          4.14.2 Neither Sekidenko nor the Principal Shareholder is aware, after due inquiry and investigation, of any event or circumstance that could be reasonably expected to result in any of the matters set forth in Section 4.14.1.

          4.14.3 Except as set forth in Schedule 4.14, neither Sekidenko nor the Principal Shareholder is aware of any violations by any other person of any Environmental Requirements on or related to any of the real properties owned, occupied or leased by Sekidenko, irrespective of whether such violations occurred during Sekidenko's ownership, occupancy or lease of such property.

     4.15 Employee Benefit Plans. Schedule 4.15 is a correct and complete list of every stock option, stock purchase, stock appreciation right, bonus, deferred compensation, incentive compensation, profit sharing, pension, thrift, savings, retirement, severance or termination pay, excess benefits, medical, hospitalization, disability or life insurance or other plan providing similar benefits, or other employee benefit plan, program, agreement, arrangement, commitment or practice of Sekidenko providing employee or executive benefits or benefits to any person, including, but not limited to, plans administered by trade associations, area-wide plans, plans resulting from collective bargaining and plans covering foreign employees ("BENEFIT PLANS"). None of the Benefit Plans is a "multi-employer pension plan" as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"). Except as set forth in Schedule 4.15:

          4.15.1 each of the Benefit Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code;

          4.15.2 all contributions required to be made as of the date of this Agreement have been made or adequate provision has been made for their payment;

          4.15.3 the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of Sekidenko to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer; and

          4.15.4 there are no pending claims by or on behalf of any of the Benefit Plans, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits not individually exceeding $10,000).

Sekidenko has previously made available to Parent Corporation true and complete copies of each of the following documents: (i) a copy of each Benefit Plan (including all amendments thereto); (ii) a copy of the annual report, if required under ERISA or the Code, with respect to each such Benefit Plan for any plan year beginning after December 31, 1997; (iii) a copy of the most recent actuarial report, if required under applicable law, with respect to each such Benefit Plan; (iv) a copy of the most recent Summary Plan Description or a summary of plan benefits; (v) if the Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;
(vi) all other records of any Benefit Plan requested by Parent Corporation reasonably related to such Benefit Plan's compliance with applicable laws, and
(vii) the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan that is intended to be qualified under
Section 401(a) of the Code.

     4.16 Finders. Except as set forth on Schedule 4.16, neither Sekidenko nor the Principal Shareholder has taken any action which would give to any firm, corporation, agency or other person a right to a consultant's or finder's fee, investment banking fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement.

     4.17 Absence of Certain Changes or Events. Except as set forth in Schedule 4.17, since December 31, 1999, (i) Sekidenko has conducted its business only in the ordinary course of such business, (ii) Sekidenko has not suffered the occurrence of any events which, individually or in the aggregate, have had, or might reasonably be expected to have, a material and adverse effect on Sekidenko's business, financial condition or results of operations; (iii) Sekidenko has not declared or paid, or agreed to declare or pay, any dividend or distribution with respect to any of its capital stock or redeemed or agreed to redeem any of its capital stock and (iv) Sekidenko has not made any increase in or commitment to increase the rate of compensation of any employee (except for increases in keeping with its past practices), made any change or commitment to change any of the Benefit Plans or adopted or made any commitment to adopt any new Benefit Plan.

     4.18 Relations with Major Customer. Sales to Applied Materials, Inc. ("Applied Materials") have constituted a substantial portion of Sekidenko's revenues and are expected to continue to do so. Under certain agreements and understandings between Sekidenko and Applied Materials, the consummation of the transactions contemplated by this Agreement either require the prior consent of Applied Materials or can result in Applied Materials exercising rights to terminate such agreements. Neither Sekidenko nor the

Principal Shareholder has any knowledge of (a) any actual or contemplated termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of Sekidenko with Applied Materials or (b) any reason to believe that Applied Materials will not carry on such business relationships with Sekidenko following Closing. Neither Sekidenko nor the Principal Shareholder believes or has any knowledge that would suggest that Applied Materials will either withhold its consent to the transactions contemplated by this Agreement or terminate its agreements with Sekidenko following the consummation of the Merger.

     4.19 Books and Records. The books and records of Sekidenko are located at Sekidenko's principal offices in Vancouver, Washington. The books of account and other financial and corporate records of Sekidenko are in all material respects complete and correct, are maintained in accordance with good business practices, and are accurately reflected in the Sekidenko Financial Statements. The minute books of Sekidenko, as previously made available to Parent Corporation and its counsel, contain complete and accurate records of all meetings and accurately reflect all other corporate action of the shareholders and directors (and committees thereof) of Sekidenko through the date hereof.

     4.20 Pooling of Interests; Tax Reorganization. To the knowledge of Sekidenko and the Principal Shareholder, having sought and obtained the advice of Sekidenko's accounting advisors, Sekidenko has not taken (or, as of the date hereof, failed to take) any action which would prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16. To the knowledge of Sekidenko and the Principal Shareholder, Sekidenko has not taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368 of the Code.


5. REPRESENTATIONS AND WARRANTIES OF THE PARENT CORPORATION AND THE MERGER SUB.

     The Parent Corporation and the Merger Sub do hereby, jointly and severally, make the following representations and warranties to Sekidenko as of the date of this Agreement and as of the Closing Date:

     5.1 Corporate Existence and Powers of the Parent Corporation. The Parent Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent Corporation has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein.

     5.2 Corporate Existence and Powers of the Merger Sub. The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. The Merger Sub has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. The Merger Sub was organized by the Parent Corporation solely for the purpose of consummating the transactions contemplated by this Agreement and the Merger Sub has not engaged in any business or other activities and, as of the date of this Agreement, has no liabilities of any nature, contingent or otherwise, except for liabilities or obligations arising out of or in connection with the transactions contemplated by this Agreement. Prior to the Effective Time, the Parent Corporation will be in control (within the meaning of Section 368(c)(1) of the Code) of the Merger Sub.

     5.3 Authorizations, Enforceability and Effect of Agreement.

          5.3.1 This Agreement has been duly and validly authorized, executed and delivered by the Parent Corporation and the Merger Sub and all corporate actions necessary for the Parent Corporation and the Merger Sub to enter into this Agreement and to perform their respective obligations hereunder have been duly taken. No approval of the shareholders of the Parent Corporation is required by any applicable law or the listing requirements of the Nasdaq National Market.

          5.3.2 Assuming that this Agreement is a valid and binding obligation of Sekidenko and the Principal Shareholder, this Agreement constitutes a valid and binding obligation of each of the Parent Corporation and the Merger Sub, fully enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws relating to creditors' rights or general principles of equity and public policy considerations.

          5.3.3 The execution, delivery and performance of this Agreement by the Parent Corporation and by the Merger Sub and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both: (a) violate the articles of incorporation, bylaws or any resolutions adopted by the board of directors or shareholders of either the Parent Corporation or the Merger Sub, (b) violate any provision of law, statute, rule or regulation to which the Parent Corporation or the Merger Sub is subject; (c) violate any judgment, order, writ or decree of any court, arbitrator or governmental agency applicable to the Parent Corporation or the Merger Sub; or (d) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of, any new lien, security interest, charge or encumbrance upon any of the assets or other properties of the Parent Corporation or the Merger Sub pursuant to any contract, agreement or instrument to which the Parent Corporation or the Merger Sub is a party or by which any of the assets or other properties of the Parent Corporation or the Merger Sub are or may be bound or affected or from which the Parent Corporation or the Merger Sub derives any material benefit.

          5.3.4 No consent, authorization or approval of, or exemption by, or filing with any governmental, public or self-regulatory body or authority is required in connection with the execution, delivery and performance by the Parent Corporation or the Merger Sub of this Agreement or any of the instruments or agreements herein referred to, or the taking of any action herein contemplated, except for (a) the filing of a Premerger Notification Form required to comply with the HSR Act and termination of the waiting period relating thereto, (b) notices and filings required in order to comply with the Securities Act and any state securities or "blue sky" laws,
     (c) the filing of Articles of Merger with the Secretary of State of the State of Washington, and (d) the filing of a Notice of Sale of Securities on Form D with the Securities and Exchange Commission.

          5.3.5 There is no action, suit, proceeding, arbitration, investigation or hearing or notice of hearing pending or threatened against the Parent Corporation or the Merger Sub that (a) questions the validity of this Agreement or the right of the Parent Corporation or the Merger Sub to enter into this Agreement or consummate the transaction contemplated hereby or
     (b) has resulted in or, if decided adversely, might result in, an injunction or the entry of an order that would prevent or delay the consummation of the transactions contemplated by this Agreement.

          5.3.6 The Merger Shares, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, non-assessable and free of any preemptive rights.

     5.4 Capital Stock of the Parent Corporation. The authorized capital stock of the Parent Corporation consists of (i) 40 million shares of common stock ($0.001 par value) and (ii) 1 million shares of preferred stock ($0.001 par value) of which no shares have been designated or issued. As of July 14, 2000, the Parent Corporation had issued and outstanding (i) 29,238,252 shares of common stock and (ii) no shares of preferred stock. Since July 14, 2000, the Parent Corporation has not issued any capital stock except pursuant to the exercise of stock options, warrants or other rights to acquire shares of the Parent Corporation's capital stock identified in the Parent Corporation's Securities Filings (as hereinafter defined) and has not issued any options, warrants or other rights to acquire shares of the Parent Corporation's capital stock except pursuant to plans or agreements referred to in the Parent Corporation's Securities Filings and in accordance with the Parent Corporation's past practices with respect to such issuances.

     5.5 Securities Filings Made by the Parent Corporation. Since January 1, 1997, the Parent Corporation has, in a timely manner, filed all reports, forms, filings and notices required to be filed by the Parent Corporation with the Securities and Exchange Commission and with each exchange on which the Parent Corporation's common stock is listed for trading. The Parent Corporation has delivered or caused to be delivered to Sekidenko and the Principal Shareholder copies of the Parent Corporation's (i) Annual Report on Form 10-K for most recently completed fiscal year, (ii) definitive proxy statement for the most recent annual meeting of the Parent Corporation's shareholders, (iii) Quarterly Reports on Form 10-Q for each fiscal quarter since the end of the most recently completed fiscal year, (iv) Current Reports on Form 8-K filed since the end of the most recently completed fiscal year, (v) amendments filed with respect to any of the foregoing and (vi) any other filings made with the Securities and Exchange Commission (collectively the "PARENT CORPORATION'S SECURITIES FILINGS"). The information contained in the Parent Corporation's Securities Filings did not, when filed, contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements contained in such filings, in light of the circumstances under which such statements were made, not misleading. All financial statements contained in the Parent Corporation's Securities Filings were prepared in accordance with United States generally accepted accounting principles applied on a basis consistent with that of prior years or periods, are correct and complete and fairly present the financial position and results of operations of the Parent Corporation on a consolidated basis as of the dates and for the periods indicated therein in each case in accordance with generally accepted accounting principles subject only to, in the case of unaudited statements for fiscal quarters which ended other than at year-end, normal year-end audit adjustments and the lack of full footnotes to unaudited financial statements.

     5.6 Tax Matters. The Parent Corporation intends that following the Effective Time, the Surviving Corporation will continue the historic business of Sekidenko or use a significant portion of Sekidenko's historic business assets in a business, and Parent Corporation intends to continue to hold at least 80 percent of all classes of capital stock issued by the Surviving Corporation. The total fair market value of all Merger Shares issued to the Sekidenko Shareholders in the Merger equals at least 80 percent of the total of all consideration received by the Sekidenko Shareholders (including cash received for fractional shares).

     5.7 Pooling of Interests; Tax Reorganization. To the knowledge of the Parent Corporation, having sought and obtained the advice of its accounting advisors, neither the Parent Corporation nor the Merger Sub has taken (or as of the date hereof failed to take) any action which would prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16. To the knowledge of the Parent Corporation, neither the Parent Corporation nor the Merger Sub has taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368 of the Code.


6.   COVENANTS.

     6.1 Investigation. Sekidenko will give full access to the Parent Corporation and to its counsel, accountants and other representatives at any reasonable time, to such of its properties, personnel, books, tax returns, contracts, commitments and records as relate to the business of Sekidenko, including without limitation any Benefit Plan documents described in Section 4.15, and will furnish to the Parent Corporation and its representatives all such additional information and documents concerning Sekidenko as the Parent Corporation or its representatives may from time to time request prior to Closing. The Parent Corporation will use its best efforts to conduct its investigation of Sekidenko, pursuant to this Section 6.1, in such a manner as to prevent undue speculation among the employees, customers or suppliers of Sekidenko. Neither the Parent Corporation nor any person acting on its behalf will contact or communicate with any customer, supplier or employee of Sekidenko for the purpose of discussing in any manner the transactions contemplated by this Agreement without an authorized representative of Sekidenko consenting to or participating in such contact or communication.

     6.2 Confidentiality. The terms, conditions and covenants set forth in a Confidentiality Agreement by and between Parent Corporation and Sekidenko are hereby acknowledged and affirmed and shall continue in full force and effect until and through Closing or following any termination of this Agreement. The Parent Corporation shall advise its counsel, accountants and other representatives of the existence of such Confidentiality Agreement and shall be responsible for their compliance with its terms, conditions and covenants.

     6.3 Announcements. The initial public announcement relating to this Agreement shall occur by means of a joint press release issued at such time as Sekidenko and the Parent Corporation agree to be appropriate. Thereafter, Sekidenko and the Parent Corporation shall consult with each other and use reasonable efforts to agree upon the text of any press release issued by or on behalf of either party or that in any manner refers to the other party or to the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 6.3 shall limit the ability of a party to make any filing which such party is required to make with any federal, state or local regulatory authority or to make any public statement which such party is required to make by applicable law or the listing requirements of the exchange on which its securities are traded or quoted, provided that such party will make every reasonable effort to notify the other party of its need to make such filing or public statement as early as possible and shall limit the information relating to the other party or the transactions contemplated by this Agreement that is contained in such filing or public statement to only that information which is required.

     6.4 Conduct of Sekidenko's Business Until Closing. Except as contemplated by this Agreement or as the Parent Corporation may otherwise consent to in writing, between the date hereof and the Closing, Sekidenko will and the Principal Shareholder will cause Sekidenko to operate its business in the usual, regular and ordinary manner; and, to the extent consistent with such operation, use its best efforts to preserve its present business organization intact; keep available the services of its present employees; and preserve its present business relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, Sekidenko shall not (unless it shall have received the prior written consent of the Parent Corporation):

          (a) amend its articles of incorporation or bylaws;

          (b) enter into or amend any employment, severance or similar agreement or arrangements with any of its directors, executive officers or employees, except in the ordinary course of business consistent with past practice or as otherwise provided in this Agreement;

          (c) authorize, propose or announce an intention to authorize or propose, or enter into negotiations or an agreement with respect to any acquisition of assets or securities, any disposition of assets or securities or any release or relinquishment of any contract rights, which acquisitions, dispositions, releases or relinquishments would involve aggregate consideration in excess of $100,000;

          (d) issue any shares of capital stock or other securities, declare any dividend or other distribution on its common stock (whether payable in cash, additional shares of Sekidenko common stock, other securities of Sekidenko or rights to acquire securities of Sekidenko, or other property), or authorize a stock split, recapitalization or similar event or set a record date for any of the foregoing;

          (e) grant, confer or award any options, appreciation rights, warrants, conversion rights, restricted stock, stock units, performance shares or similar rights with respect to any shares of its capital stock or other securities;

          (f) take any actions which would, or would be reasonably likely to, prevent the merger from qualifying as a transaction to be accounted for as a pooling of interests in accordance with APB No. 16;

          (g) take any actions which would, or would be reasonably likely to, prevent the merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

          (h) except as required by applicable law (in which case prompt notice shall be given to the Parent Corporation), amend in any material respect the terms of any Benefit Plan, including without limitation any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements;

          (i) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become liable for the obligations of any individual, corporation or other entity, except in the ordinary course of business consistent with past practice;

          (j) make any loans or advances to any person, except in the ordinary course of business consistent with past practice;

          (k) make any material tax election;

          (l) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or make any commitment for any such action; or

          (m) agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in this Agreement untrue or incorrect as of the Closing Date.

     6.5 No Dividends on or Changes in the Parent Corporation's Common Stock. Except as Sekidenko may consent to in writing, between the date hereof and the Effective Time, the Parent Corporation will not declare any dividend or other distribution on its common stock (whether payable in cash, additional shares of the Parent Corporation's common stock, other securities of the Parent Corporation or rights to acquire securities of the Parent Corporation, or other property), or authorize a stock split, recapitalization or similar event or set a record date for any of the foregoing.

     6.6 Hart-Scott-Rodino Filing. The Parent Corporation and the Principal Shareholder shall each exercise reasonable efforts to prepare and file as soon as possible all reports or other documents required or requested by the Federal Trade Commission or the Department of Justice under the HSR Act, and all regulations promulgated thereunder, concerning the transactions contemplated by this Agreement, and comply promptly with any request by either of such agencies for additional information concerning the transactions contemplated by this Agreement, so that the waiting period specified in the HSR Act will expire or be terminated as soon as possible after the execution and delivery of this Agreement. The parties shall furnish to one another such information concerning Sekidenko, the Principal Shareholder and the Parent Corporation as the parties need to perform their obligations hereunder. Each of the parties shall promptly notify the other parties as to any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental or regulatory authority regarding the transactions contemplated hereby.

     6.7 Form S-3 Registration Statement. Promptly following the execution of this Agreement, the Parent Corporation will commence to prepare a registration statement on Form S-3 for the resale by the Sekidenko Shareholders of the Merger Shares (the "FORM S-3 REGISTRATION").

          6.7.1 The Parent Corporation shall use its best efforts to file the Form S-3 Registration with the Securities and Exchange Commission within 30 days after the Closing Date, to cause the Form S-3 Registration to become effective no later than the date on which the Parent Corporation files its Form 10-Q for the quarter ending September 30, 2000 and to keep the Form S-3 Registration effective and the information contained therein current, complete and accurate for at least one year after the Closing Date and during any period thereafter during which any Sekidenko Shareholder is an affiliate of the Parent Corporation; provided, however, that (a) following the first anniversary date of the Closing Date, the Parent Corporation shall not be required to keep the Form S-3 Registration effective with respect to any Merger Shares that may be sold pursuant to Rule 144 under the Securities Act without any practical limitation on the number of shares to be sold by the Sekidenko Shareholder, (b) the Parent Corporation may from time to time suspend the effectiveness of the Form S-3 Registration, by giving notice to the Sekidenko Shareholders, if the Parent Corporation shall have determined that any offers or sales made in reliance on the Form S-3 Registration would require the Parent Corporation to disclose a material corporate development, which disclosure could be reasonably expected to have a material effect on the Parent Corporation or the market price of its common stock, and (c) the Parent Corporation's obligations under this Section
6.7 are conditioned upon the prompt and timely provision, in writing, by the holders of any Merger Shares covered by the Form S-3 Registration of any information or documents that the Parent Corporation deems necessary or appropriate in connection with the Parent Corporation's preparation of the Form S-3 Registration, the prospectus included therein or any prospectus supplement thereto.

          6.7.2 Each Sekidenko Shareholder agrees by acquisition of Merger Shares that, (a) upon receipt of any notice from the Parent Corporation of a suspension of the effectiveness of the Form S-3 Registration, such shareholder shall immediately thereupon discontinue disposition of Merger Shares until such holder (i) is advised in writing by the Parent Corporation that the use of the Form S-3 Registration may be resumed, (ii) has received copies of a supplemental or amended prospectus, if applicable, and (iii) has received copies of any additional or supplemental filings which are incorporated or deemed to be incorporated by reference in the prospectus included in the Form S-3 Registration; and (b) such shareholder shall indemnify and hold harmless, to the full extent permitted by law, the Parent Corporation, its affiliates, agents and representatives from and against all losses, claims, damages, liabilities, costs (including, without limitation, all reasonable attorneys' fees) and expenses arising out of or based upon any untrue statement of a material fact provided by the shareholder in writing expressly for inclusion in the Form S-3 Registration, the prospectus included therein or any prospectus supplement thereto, or arising out of or based upon any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading based upon information provided by the shareholder in writing expressly in connection with the Form S-3 Registration.

          6.7.3 Parent Corporation agrees to (i) exercise commercially reasonable efforts to avoid or to minimize the duration of any period during which the effectiveness of the Form S-3 Registration is suspended or any Sekidenko Shareholder is precluded for any reason within the control of the Parent Corporation from reselling Merger Shares pursuant to such registration,
(ii) promptly provide each Sekidenko Shareholder with copies of prospectuses and supplemental or amended prospectuses, if applicable, and (iii) indemnify and hold harmless each Sekidenko Shareholder and his or its agents, officers, directors and representatives, to the full extent permitted by law, from and against all losses, claims, damages, liabilities, costs (including, without limitation, all reasonable attorneys' fees) and expenses arising out of or based upon any untrue statement of a material fact contained in the Form S-3 Registration, including any and all materials incorporated therein by reference except to the extent that such statements were provided by the shareholder in writing or were based upon statements provided in writing by the shareholder expressly for inclusion in the Form S-3 Registration, the prospectus included therein or any prospectus supplement thereto, or arising out of or based upon any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading unless based upon information provided by the shareholder in writing expressly in connection with the Form S-3 Registration.

     6.8 Listing Application. If required by the Nasdaq National Market, the Parent Corporation shall file or cause to be filed a supplemental listing application with the Nasdaq National Market covering the Merger Shares. Within thirty (30) days following the Closing Date, the Parent Corporation shall have obtained approval of any such listing application, subject to official notice of issuance.

     6.9 Advice of Changes. Between the date hereof and the Closing Date, Sekidenko and the Principal Shareholder will advise the Parent Corporation in writing of any fact, which (a) if known at the date hereof, would have been required to be set forth or disclosed in any Schedule to this Agreement, (b) would render any of the representations and warranties contained in Section 4 untrue as of the Closing Date or (c) could reasonably be expected to have a material adverse effect on Sekidenko's business, financial condition or results of operations.

     6.10 Expenses Associated with the Merger. Whether or not the Merger is consummated as contemplated by this Agreement, each of the parties shall be responsible for its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the transactions contemplated hereby.

     6.11 Preparation of Audited Financial Statements of Sekidenko. Immediately upon the execution of this Agreement, the Parent Corporation shall retain Arthur Andersen LLP to conduct an audit of the financial statements of Sekidenko for 1998 and 1999 and as of the end of such years, and as of such other dates and for such other periods as the Parent Corporation may be required to file audited financial statements for Sekidenko with the Securities and Exchange Commission. Sekidenko and the Principal Shareholder shall, and Sekidenko shall cause Moss Adams LLP to, cooperate with Arthur Andersen LLP to promptly and timely provide to Arthur Andersen LLP all such information and access to all such papers, agreements, instruments and other documents as Arthur Andersen LLP shall reasonably request in connection with the conduct of the audit.

     6.12 No Acquisition Discussions. None of Sekidenko, the Principal Shareholder nor any of their respective representatives shall encourage, solicit, participate in or initiate discussions or negotiations with, or provide any non-public information to, any person (including a corporation, partnership or other entity or group) in respect of the acquisition by such other person of all or any material portion of Sekidenko's assets or any equity interest in or business combination with Sekidenko. Sekidenko shall not authorize, propose or announce an intention to authorize or propose any such acquisition. The Principal Shareholder shall not sell, transfer or otherwise dispose of any of his shares of Sekidenko common stock, except pursuant to a Stock Option Agreement or with the prior written consent of the Parent Corporation.

     6.13 Certificates. Sekidenko, the Sekidenko Shareholders, the Parent Corporation and the Merger Sub each shall provide to the requesting party or such party's legal counsel or accounting advisors such accurate certificates and other information as the requesting party or such party's legal counsel or accounting advisors may reasonably request in order for the parties to conclude that the Merger will qualify (a) as a transaction to be accounted for as a polling of interests under APB No. 16, and (b) for federal income tax purposes, as a reorganization within the meaning of Section 368 of the Code.


7. CONDITIONS TO THE OBLIGATIONS OF THE PARENT CORPORATION AND THE MERGER SUB.

     Except for the performance of the covenants required to be performed by them prior to Closing, the obligations of the Parent Corporation and the Merger Sub under this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in writing by the Parent Corporation, in its sole discretion:

     7.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Sekidenko and the Principal Shareholder contained in this Agreement will be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

     7.2 Performance of Covenants. Sekidenko and the Principal Shareholder will have performed and complied with all covenants, obligations and agreements to be performed or complied with by them on or before the Closing Date pursuant to this Agreement.

     7.3 Consents. Sekidenko will have delivered to the Parent Corporation all consents and approvals of all persons and entities required to be obtained by Sekidenko in connection with the Merger, including without limitation the consents identified on Schedule 4.2.4.

     7.4 No Change in Major Customer Relationship. There will not have been any adverse change in Sekidenko's relationship with Applied Materials, and Applied Materials shall have consented to the consummation by Sekidenko of the Merger and other transactions contemplated by this Agreement.

     7.5 Certificate. The Parent Corporation will have received an accurate certificate signed on behalf of Sekidenko by an authorized officer of Sekidenko and by the Principal Shareholder, dated on the Closing Date, satisfactory in form and substance to the Parent Corporation and its counsel, certifying as to the fulfillment of the conditions specified in Sections 7.1 through 7.5.

     7.6 Escrow Agreement. The Escrow Agent and each of the Sekidenko Shareholders will have executed the Escrow Agreement in form of Exhibit 2.3.

     7.7 HSR Act Waiting Period. The applicable waiting period under the HSR Act, and the regulations promulgated thereunder, shall have expired or been terminated.

     7.8 Opinion of Counsel to Sekidenko. The Parent Corporation will have received a favorable opinion of Foster Pepper & Shefelman, LLP, counsel to Sekidenko, dated on the Closing Date, substantially in the form of Exhibit 7.8 hereto.

     7.9 Confirmation of Pooling of Interest. The Parent Corporation shall have received a letter of Arthur Andersen LLP, its independent accountants, dated on the Closing Date, in form and substance reasonably satisfactory to the Parent Corporation, stating that such accountants concur with management's conclusion that the Merger will qualify as a transaction to be accounted for as a pooling of interests under APB No. 16.

     7.10 Employment Agreement. Sekidenko and the Principal Shareholder will have entered into an Employment Agreement, effective as of the Closing Date, substantially in the form of Exhibit 3.2.3.

     7.11 No Dissenters. No Sekidenko Shareholder shall be entitled to claim, as of the Closing Date, any dissenters' or appraisal rights in respect of such shareholder's shares of Sekidenko common stock.

     7.12 Audit of Financial Statements. The audit of Sekidenko's financial statements by Arthur Andersen LLP, as described in Section 6.11, will not have raised any issues, other than those disclosed on Schedule 4.7, which could be reasonably expected to result in a material change or adjustment to the financial statements provided to the Parent Corporation by Sekidenko prior to the date of this Agreement.

     7.13 Exemption from Registration. The offer and sale of the Merger Shares to the Sekidenko Shareholders pursuant to the Merger shall be exempt from registration under the Securities Act.

     7.14 Assignment of Sublicense Royalties. The Principal Shareholder shall have assigned to Sekidenko all rights which he may have, including the right to receive royalties, under the terms of a Technology Sublicense and Distribution Agreement dated as of January 1, 1998 by and between Sekidenko and Y.O. Systems, Inc. and such assignment shall be a in form reasonable acceptable to Parent Corporation.


8. CONDITIONS TO THE OBLIGATIONS OF SEKIDENKO AND THE PRINCIPAL SHAREHOLDER.

     Except for the performance of the covenants required to be performed by them prior to Closing, the obligations of Sekidenko and the Principal Shareholder under this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in writing by Sekidenko, in its sole discretion:

     8.1 Accuracy of Representations and Warranties. Each of the representations and warranties of the Parent Corporation and the Merger Sub contained in this Agreement will be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

     8.2 Performance of Covenants. The Parent Corporation and the Merger Sub will have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

     8.3 Certificate. Sekidenko and the Principal Shareholder will have received an accurate certificate signed by the Parent Corporation, dated on the Closing Date, satisfactory in form and substance to Sekidenko and its counsel, certifying as to the fulfillment of the conditions specified in Sections 8.1 and 8.2.

     8.4 Escrow Agreement. The Parent Corporation and the Escrow Agent will have executed the Escrow Agreement in the form of Exhibit 2.3.

     8.5 HSR Act Waiting Period. The applicable waiting period under the HSR Act, and the regulations promulgated thereunder, shall have expired or been terminated.

     8.6 Opinion of Counsel to the Parent Corporation. Sekidenko and the Principal Shareholder will have received a favorable opinion of Thelen Reid & Priest LLP, counsel to the Parent Corporation and the Merger Sub, dated on the Closing Date, substantially in the form of Exhibit 8.6 hereto.

9.   TERMINATION.

     9.1 By Mutual Agreement. This Agreement may be terminated prior to the Effective Time by the mutual agreement of Sekidenko and the Parent Corporation.

     9.2 By the Parent Corporation. This Agreement may be terminated prior to the Closing Date by written notice from the Parent Corporation to Sekidenko, if
(a) the Closing has not taken place on or before August 31, 2000 unless the delay is due to factors within the reasonable control of the Parent Corporation or the Merger Sub; (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the Parent Corporation shall have used all reasonable efforts to remove such injunction, order or decree; (c) Sekidenko or the Principal Shareholder shall have materially breached this Agreement, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Parent Corporation or the Merger Sub to the breaching party or (d) within 10 business days of Sekidenko providing to the Parent Corporation all materials requested by the Parent Corporation in its request for due diligence materials delivered to Sekidenko on July 12, 2000, the Parent Corporation, in its sole discretion, is not satisfied with its investigation of Sekidenko or its business, properties or financial condition.

     9.3 By Sekidenko. This Agreement may be terminated prior to the Closing Date by written notice from Sekidenko to the Parent Corporation, if (a) the Closing has not taken place on or before August 31, 2000 unless the delay is due to factors within the reasonable control of Sekidenko or the Principal Shareholder; (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that Sekidenko and the Principal Shareholder shall have used all reasonable efforts to remove such injunction, order or decree; (c) the Parent Corporation or the Merger Sub shall have materially breached this Agreement, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Sekidenko or the Principal Shareholder to the breaching party or (d) if the Exchange Price is less than $45.00.

     9.4 Effect of Any Termination. Any termination of this Agreement shall not relieve either the terminating party or any other party of any respective obligations they may have under Sections 6.2 or 6.3 of this Agreement. In addition, if this Agreement is terminated as a result of a breach of a representation or warranty or the breach of a covenant contained in this Agreement, the breaching party shall, notwithstanding such termination, remain liable to the other parties for damages incurred by such other parties as a result of such breach but such damages shall be limited to the out of pocket expenses incurred by such other parties.


10.  GENERAL.

     10.1 Binding Effect; Benefits. This Agreement will be binding upon and inure to the benefit of the parties hereto and, to the extent permitted under
Section 10.2, their respective heirs, personal representatives, successors and assigns. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies on any person other than Sekidenko, the Sekidenko Shareholders, the Parent Corporation, the Merger Sub and those other persons who may be entitled to indemnification under the Escrow Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation or liability owed by any third party to Sekidenko, the Principal Shareholder, the Parent Corporation or the Merger Sub.

     10.2 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the representations and warranties contained in Section 4 and
Section 5 shall survive the Merger for a period of one (1) year from the Effective Time, the covenants contained in Section 6 shall survive the Merger to the extent provided therein and this Section 10 shall survive the Merger. Any claim against any Sekidenko Shareholder for a breach of a representation, warranty or covenant of either Sekidenko or the Principal Shareholder shall be subject to and limited by the terms and conditions of the Escrow Agreement.

     10.3 Assignment. Neither this Agreement nor the rights or obligations of any party under this Agreement may be assigned by any party without the prior written consent of the other parties, which consent may be withheld in the sole discretion of such other parties, except that the Merger Sub may assign its rights and obligations under this Agreement to a different wholly-owned subsidiary of the Parent Corporation.

     10.4 Notices. Any notice, request, demand or other communication which is required to be given or which is given in connection with this Agreement will be in writing and will be deemed to have been duly given if delivered in person, transmitted by facsimile, sent by first class mail, postage prepaid, return receipt requested or sent by overnight courier, addressed as follows:

          If to Sekidenko or to the Principal Shareholder to:
                    Dr. Ray R. Dils
                    1416 N.E. 145th Avenue
                    Vancouver, Washington 98684
                    Facsimile: 800-600-2213

               with a copy to:
                    Foster Pepper & Shefelman, LLP
                    101 S.W. Main, 15th Floor
                    Portland, Oregon 97204
                    Attention: Curt B. Gleaves
                    Facsimile: 503-221-1510

          If to the Parent Corporation or to the Merger Sub, to:
                    1625 Sharp Point Drive
                    Fort Collins, CO 80525
                    Attention: Douglas Schatz
                    Facsimile: 970-407-5300

               with a copy to:
                    Thelen Reid & Priest LLP
                    101 Second Street, 18th Floor
                    San Francisco, CA 94105
                    Attention: Carissa C. W. Coze
                    Facsimile: 415-369-8633

or to such other address as any party may designate by giving notice to the other parties hereto. Notices delivered by hand or by facsimile will be deemed given when actually received. Notices sent by regular mail will be deemed given three business days after they are sent. Notices sent by overnight courier will be deemed given on the business day following the date on which they are sent.

     10.5 Entire Agreement; Amendment. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between any of the parties hereto and may not be amended, modified or terminated except by a written instrument executed by all of the parties.

     10.6 Governing Law and Interpretation. This Agreement will be construed as to both validity and performance and enforced in accordance with and governed by the internal laws of the state of Washington without giving effect to the choice of law provisions thereunder. Headings of sections of this Agreement are for the convenience of the parties only and shall not be given any substantive or interpretive effect whatsoever. In this Agreement, unless the context otherwise requires, (a) words denoting the singular will include the plural, (b) words denoting the plural will include the singular, (c) words denoting a gender will include persons of either gender, (d) words denoting a natural person will include corporations, limited liability companies, trusts and other business entities and (e) words denoting an entity will include natural persons.

     10.7 Arbitration. With regard to any claim arising out of or relating to this Agreement, if the parties can not resolve such matter after good faith negotiation for at least 15 days, any party may, by written notice to the other, demand arbitration of the claim unless the basis for the claim involves a potential claim which is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or the parties agree to arbitration. Unless the parties otherwise agree, any such dispute shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, the Parent Corporation and the Principal Shareholder shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall not have the power or authority to award punitive or exemplary damages. Absent fraud, collusion or willful misconduct by the arbitrators, the decision of the arbitrators shall be final and binding upon the parties, the decision of a majority of the arbitrators shall be binding and conclusive. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Francisco, California under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs reasonably incurred by the other party to the arbitration.

     10.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

     10.9 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     10.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the 21st day of July, 2000


SEKIDENKO:                                 SEKIDENKO, INC.


                                           By    /s/ RAY R. DILS
                                             -----------------------------------
                                                Dr. Ray R. Dils, President


THE PRINCIPAL SHAREHOLDER:                 DR. RAY R. DILS

                                                 /s/ RAY R. DILS
                                           -------------------------------------


THE PARENT CORPORATION:                    ADVANCED ENERGY INDUSTRIES, INC.


                                           By    /s/ RICHARD P. BECK
                                             -----------------------------------
                                            Its   Chief Financial Officer


THE MERGER SUB:                            MERCURY MERGER CORPORATION


                                           By    /s/ DAVID K. SMITH
                                             -----------------------------------
                                            Its   Chief Financial Officer